Exhibit 99.2

ECO BUILDING PRODUCTS, INC.
CHARTER OF
THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

As adopted on July 2, 2015

I. STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Eco Building Products, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary responsibilities of the Committee are to (i) develop and recommend to the Board criteria for selecting qualified director candidates; (ii) using such criteria, identify individuals qualified to become Board members; (iii) select, or recommend to the Board, director nominees for each election of directors; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance guidelines and a code of conduct applicable to the Company; and (vi) provide oversight in the evaluation of the performance of the Board and each committee.

II. ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be appointed by the Board and shall be comprised of at least three directors, each of whom must be determined by the Board to be “independent” under the rules of the NASDAQ Stock Market (“NASDAQ”).

Each member of the Committee shall serve until his or her successor is duly elected and qualified or until such member’s earlier resignation, removal or death. Any member of the Committee may be removed or replaced by the Board. Unless a chairperson is elected by the full Board, the members of the Committee may designate a chairperson by majority vote of the full Committee membership. The chairperson shall preside at all regular meetings of the Committee and set the agenda for each Committee meeting.

In fulfilling its responsibilities, the Committee shall, to the extent permitted by law, be entitled to delegate duties or responsibilities to one or more subcommittees of the Committee comprised of one or more members of the Committee.

The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties hereunder, and to determine the terms, costs and fees for such engagements. Without limitation, the Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates and to determine and approve the terms, costs and fees for such engagements. The Company shall provide for appropriate funding, as determined by the Committee, for the payment of reasonable compensation of such consultants, legal counsel, accounting, or other advisor engaged by the Committee to assist the Committee in performing its duties hereunder.

III. MEETINGS

The Committee shall meet as often as it deems necessary or appropriate to fulfill its responsibilities hereunder, but not less frequently than once during each fiscal year. The Committee may meet with management or individual directors at such time as it deems appropriate to discuss any matters before the Committee. The Committee may request that any employee of the Company attend any of its meetings or meet with any Committee member or consultant. The Committee shall meet periodically in executive session without the presence of management.

A majority of the members shall represent a quorum of the Committee and, if a quorum is present, any action approved by at least a majority of the members present (in person or by telephone conference call) shall represent the valid action of the Committee. The Committee may also take action by unanimous written consent without a meeting. Any actions taken by the Committee during any period in which one or more of the members fail for any reason to meet the membership requirements set forth above shall still constitute duly authorized actions of the Committee for all corporate purposes. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITY

To fulfill its responsibilities and duties hereunder, the Committee shall have the following authority and responsibilities, subject to such modification and additional authority as the Board may approve from time to time:

A. Nominating Functions

1. Review and make recommendations to the Board concerning qualifications, appointment and removal of committee members.

2. Evaluate and select, or recommend to the Board, nominees for each election of directors, except that if the Company is at any time legally required by contract or otherwise to provide any third party with the ability to nominate a director, the Committee need not evaluate or propose such nomination, unless required by contract or requested by the Board.

3. Determine criteria for selecting new directors, including desired board skills, experience and attributes, and identify individuals qualified to become directors, as needed.

4. Consider any nominations of director candidates validly made by the Company’s stockholders.

B. Corporate Governance Functions

1. Develop, recommend for Board approval, and review on an ongoing basis the adequacy of, the corporate governance principles applicable to the Company. Such principles shall include director qualification standards, director responsibilities, committee responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluation of the Board and committees.

2. In consultation with the Audit Committee, maintain a Code of Business Conduct and Ethics applicable to all employees and directors of the Company, which meets the requirements of Item 406 of the SEC’s Regulation S-K and the rules of NASDAQ, and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Business Conduct and Ethics. Review such Code of Business Conduct and Ethics periodically and recommend such changes to such Code of Business Conduct and Ethics as the Committee, together with the Audit Committee, shall deem appropriate, and assist the Audit Committee in adopting procedures for monitoring and enforcing compliance with such Code of Business Conduct and Ethics.

3. Review, at least annually, the Company’s compliance with the NASDAQ corporate governance listing requirements, and report to the Board regarding the same.

4. Assist the Board in developing criteria for the evaluation of Board and committee performance.

5. Assist the Board in its annual evaluation of the performance of the Board and each committee of the Board.

6. Review and recommend to the Board changes to the Company’s bylaws as needed.

7. Develop orientation materials for new directors and corporate governance-related continuing education for all Board members.

8. Make reports to the Board regarding the foregoing as appropriate.

9. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

V. ANNUAL REVIEW

The Committee shall review and reassess the adequacy of this Charter at least annually. The Committee shall also review on at least an annual basis the scope of responsibilities of the Committee and the Committee’s performance of its duties. Any proposed changes to this Charter or the scope of the Committee’s responsibilities, where indicated, shall be referred to the Board for appropriate action.